Exhibit 10.12

Employment Agreement

This Employment Agreement (“Agreement”) is made as of May 11, 2017 (the “Effective Date”), by and between Hooper Holmes, Inc., a New York corporation, with its principal office at 560 N. Rogers Road, Olathe, Kansas 66062 (the “Company”) and Mark Clermont, with a principal address of 6 Leonard Parkway, Shrewsbury, MA 01545 (“Executive”).
RECITALS
WHEREAS, the parties desire to embody in this Agreement the terms and conditions of Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, including the compensation to be paid to Executive, the parties hereby agree as follows:
1.    Employment; Term; Duties and Responsibilities.
1.1. Employment as President and Chief Operating Officer (“COO”). The Company wishes to employ Executive as its President and Chief Operating Officer, and Executive hereby accepts such employment, subject to the terms and conditions of this Agreement. Executive represents and warrants to the Company that he is not a party to any agreement that would restrict or prohibit him from being employed by the Company.
1.2. Term. The provisions of this Agreement shall be effective as of the Effective Date and shall continue in force until April 30, 2019 unless terminated earlier pursuant to Section 3 (the “Term”). The Term will be automatically renewed for one or more successive additional two-year periods unless either party provides written notice of non-renewal to the other at least 90 days prior to the end of the then-current Term.
1.3. Duties and Responsibilities. In his capacity as President and Chief Operating Officer, Executive shall report directly to the Chief Executive Officer (“CEO”). Executive shall have such duties and responsibilities, and the power and authority, normally associated with the positions of President and Chief Operating Officer, as well as any additional duties and responsibilities that shall, from time to time, be delegated or assigned to him by the CEO. Executive shall keep the CEO and the Company’s Board of Directors fully informed of any and all matters of a material nature, and seek CEO or Board approval of appropriate matters, in accordance with his fiduciary duties to the Company and its shareholders.
1.4. Devotion of Time. During the Term, Executive shall devote all of his working time, care and attention to his duties, responsibilities and obligations to the Company. Executive may serve on the boards of civic and charitable entities and, with the prior written consent of the CEO, other corporate entities; provided, however, that such activities do not, either individually or in the aggregate, interfere or conflict with Executive’s duties and responsibilities with the Company.
1.5. Location. Executive may work from his home office in the Boston, Massachusetts area; provided, however, that Executive is expected to conduct his primary duties at the Company’s offices currently located in the Boston, Massachusetts / Rhode Island area.
2.    Compensation; Benefits.
As compensation and consideration for the services to be rendered by Executive to the Company in accordance with the terms and conditions of this Agreement, and while Executive is employed with the Company, Executive shall be entitled to the compensation and benefits set forth in this Section 2 (subject, in each case, to the provisions of Section 3 of this Agreement).
2.1. Base Salary. Executive shall receive an annual base salary (“Base Salary”) of Three Hundred and Twenty-five Thousand Dollars ($325,000) per year, payable in accordance with the Company’s standard payroll dates and practices. Executive’s Base Salary may be reviewed no more frequently than annually by the CEO and may be adjusted by the CEO, subject to oversight by the Company’s Board of Directors, based on the Executive’s and the Company’s performance, financial and otherwise. If the Base Salary is adjusted, the adjusted amount will thereafter be the Base Salary for all purposes of this Agreement.
2.2. Annual Bonus. Executive shall be eligible to participate in such annual bonus or incentive compensation plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs. Executive’s annual target bonus opportunity will be equal to 50% of his Base Salary, and is based on the overall performance of the company. The corporate target will be the same for all executives and is set by the Company’s Board at the end of the prior year or early in the applicable year. This bonus may be paid in a combination of cash and restricted stock. Except as otherwise provided by the terms of this Agreement, any annual corporate performance bonus earned shall be paid at the same time and in the same manner as corresponding awards to other senior executives of the Company generally. In order to earn and be entitled to receive any bonus, Executive must be employed in good standing, as determined by the Company, when the bonus is paid.
2.3. Long-Term and Equity Compensation. Executive shall be eligible to participate in any long-term incentive compensation plan (including any equity compensation plan) that may be adopted by the Company from time to time during the Term. In lieu of an annual award under the Company’s Long Term Incentive Plan during the first year of Executive’s employment, Executive shall be entitled to receive options to purchase 500,000 shares of common stock with a strike price set as the close price as of the Effective Date. 50% of these initial options will vest in equal amounts over four years, one-fourth of the amount on each of the first four anniversaries of the Effective Date. The remaining 50% of these initial options will vest in an amount described in the table below based on the Company achieving the Company’s goal of run rate synergies by the end of 2017.

Percentage of Company’s goal of $7 Million of run rate synergies achieved by the end of 2017	Percentage of the remaining 50% of initial options vested
100% achievement	100% vested
90% achievement	80% vested
80% achievement	60% vested
70% achievement	20% vested
If the Company achieves more than $750,000 over the goal of $7 Million of run rate synergies by the end of 2017, the Executive shall be entitled to receive an additional cash bonus of $ 69,000.
Any annual award of options for subsequent years will be set independently of this initial award. Executive’s right to receive any options is contingent on Executive’s execution of a customary option grant agreement with the Company.
2.4. Participation in Other Benefit Plans. While Executive is employed with the Company, Executive shall be eligible to participate in all retirement and other benefit plans and programs of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof. Nothing in this Agreement shall limit the Company’s ability to change, modify, cancel, amend or discontinue any of these plans.
2.5. Reimbursement of Expenses. The Company shall pay directly or reimburse Executive for reasonable business-related expenses and disbursements incurred by him for and on behalf of the Company in connection with the performance of his duties for the Company, subject to the Company’s written policies relating to business-related expenses as in effect from time to time. Executive shall submit to the Company, no later than the month after the month during which he incurred any such business-related expenses and disbursements, a report of such expenses and disbursements in the form normally used by the Company and receipts with respect thereto, and the Company’s obligations under this Section 2.5 shall be subject to compliance therewith. Reimbursement of any business-related expenses and disbursements shall be made in accordance with the Company’s written policies relating to business-related expenses as in effect from time to time. In no event will reimbursement of any business-related expenses and disbursements be made later than the last day of the calendar year following the calendar year in which any such expense or disbursement was incurred.
2.6. Vacation. Executive shall be entitled to paid vacation in accordance with the
Company’s Paid Time Off (PTO) policy in effect from time to time. Pursuant to the Company’s current PTO policy, Executive shall be entitled to take up to 22 days paid vacation per year, with any unused vacation days expiring as of a set date each year for all Company employees, currently July 31.
2.7 Deductions; Withholdings. All compensation payable to Executive under the terms of this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements and such other deductions or amounts, if any, as may be authorized by Executive.
3.    Termination.
3.1. Termination by the Company. The Company shall have the right, subject to the terms of this Agreement, to terminate Executive’s employment at any time, with or without “Cause.” The Company shall give Executive written notice of a termination for Cause (the “Cause Notice”) in accordance with Section 8.2 of this Agreement. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Cause.
If the action(s) or inaction(s) giving rise to the Cause Notice are curable, and if Executive remedies the action(s) or inaction(s) giving rise to the Cause Notice to the satisfaction of the CEO within the 10-day period following his receipt of the Cause Notice, the Cause Notice shall be deemed rescinded and of no force or effect.
For purposes of this Agreement, “Cause” shall mean:

•	Executive’s conviction of or plea of nolo contendere to a felony;

•	any act of fraud, theft, embezzlement, or gross negligence by Executive,

•	material dishonesty or misconduct in performance of Executive’s duties to the Company;

•	a material breach by Executive of any of the terms or provisions of this Agreement; or

•	Executive’s failure to perform (other than as a result of Executive’s Disability) or substantial neglect in the performance of Executive’s duties and responsibilities to the Company.
3.2 Termination by Executive. Executive shall have the right, subject to the terms of this Agreement, to terminate his employment at any time, for any reason or for no reason. Executive shall also have the right, subject to the terms of this Agreement, to terminate his employment at any time for "Good Reason."
For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following during the Term without Executive's prior written consent:

•    a material diminution in the Executive’s authority, duties and/or responsibilities;

•
a material diminution in Executive's Base Salary, or unless the diminution is a result of a Company-wide diminution in the annual bonus opportunity, target incentive awards and/or benefits of all similarly situated employees as Executive, a material diminution in the amount of Executive's annual bonus opportunity, target incentive award and/or benefits, including health, retirement and fringe;

•
a material failure by the Company to comply with the material provisions of this Agreement (provided that an isolated, insubstantial or inadvertent action or omission that is not in bad faith and is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason);

•in the event of the occurrence of a Change in Control as specified in Section 3.5 below, the failure of a successor to the Company to explicitly assume and agree to be bound by the terms of the Change in Control provisions contained in this Agreement;
•a material breach by the Company of any of the Change in Control provisions of this Agreement; or
Executive must give the Company written notice, in accordance with Section 8.2 of this Agreement, of any Good Reason termination of employment. Such notice must be given within 60 days following Executive's knowledge of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance, and must specify which of the Good Reason circumstances Executive is relying on, the particular action(s) or inaction(s) giving rise to such circumstance, and the date that Executive intends to separate from service, as defined under Section 409A of the Internal Revenue Code of 1986, as amended, which shall be no earlier than thirty (30) days following the date of the Company's receipt of the notice. Executive's termination shall not be deemed a Good Reason termination of employment if (i) within 30 days of the Company's receipt of such notice, the Company remedies the circumstance(s) giving rise to the notice, or (ii) Executive's termination of his employment does not occur within 60 days after the end of the 30-day period provided to the Company to remedy the circumstances giving rise to the notice.
3.3    Death. If Executive dies during the Term, Executive’s employment shall automatically terminate, such termination to be effective on the date of Executive’s death.
3.4    Disability. If Executive shall suffer a Disability, the Company shall have the right to terminate Executive’s employment, such termination to be effective upon the giving of notice to Executive in accordance with Section 8.2 of this Agreement. For purposes of this Agreement, a “Disability” shall mean any physical or mental incapacity as a result of which Executive is unable to perform substantially all of his essential duties for an aggregate of four (4) months, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship. Executive cannot be terminated for Disability unless the Company has delivered a written demand for substantial performance to Executive, specifically identifying the manner in which Executive has not substantially performed his duties, and Executive does not cure such failure within sixty (60) days of such demand.

3.5    Termination of Employment following a Change in Control.
3.5.1     Change In Control. A “Change in Control” shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)
Any person (other than (i) the Company or any subsidiary of the Company, (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company as of the Effective Date in substantially the same proportions as their ownership of the Company, (iii) an employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (iv) Century Focused Fund III, L.P. (“Century”) or any entity controlling, controlled by, or under common control with Century), becomes the beneficial owner, directly or indirectly, of securities of the Company, representing fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no crossing of such 51% threshold shall be a “Change in Control” if it is caused (A) solely as a result of an acquisition by the Company of its voting securities; or (B) solely as a result of an acquisition of the Company’s voting securities directly from the Company, in either case until such time thereafter as such person acquires additional voting securities other than directly from the Company and, after giving effect to such transaction, such person owns 51% or more of the then outstanding common stock or voting power of the Company; or

(b)
A merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of the Company, unless, immediately following such transaction, all of the following shall apply: (A) all or substantially all of the beneficial owners of the Company immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”), (B) no person will be the beneficial owner, directly or indirectly, of 51% or more of the combined voting power of the then outstanding voting securities of the Successor Entity, and (C) at least a majority of the members of the board of directors of the Successor Entity will be Incumbent Directors.

(c)	All terms used in this Section 3.5 shall be interpreted in a manner consistent with the ‘34 Act.

3.5.2    Triggering Event. Executive may not invoke Change In Control protections under this Agreement unless (i) a Change in Control occurs under sec. 3.5.1; and (ii) a Triggering Event occurs. For the purposes of this Agreement, a “Triggering Event” means a termination of the Executive’s employment with the Company or Successor Entity at any time prior to the end of the twelve (12) month period following the Change in Control (such period of time being referred to as the “Employment Period”), unless (i) such termination is by reason of the Executive’s Total Disability or death; or (ii) the Company terminates the Executive’s employment with the Company or Successor Entity for Cause; or (iii) the Executive terminates his employment with the Company or Successor Entity without Good Reason.
3.5.3     Company Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company had terminated Executive without Cause as of the day immediately before such succession became effective. As used in this Section 3.5.3, the “Company” shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.
3.6    Effect of Termination.
(a)    In General. Subject to the terms of Section 3.6(c), in the event of the termination of Executive’s employment for any reason during the Term, the Company shall pay to Executive (or his beneficiary, heirs or estate, in the event of his death), as provided in Section 3.6 of this Agreement: (i) any Base Salary, to the extent not previously paid, earned prior to the date of termination; (ii) any reimbursable business expenses that have not yet been reimbursed (collectively, the “Accrued Obligations”); and (iii) the cash equivalent of any unused vacation time accrued to the date of termination in accordance with the Company’s PTO policies then in effect. The Accrued Obligations shall be paid within 30 days after the date of termination.
(b)Termination Resulting from Executive’s Death or Disability. In the event of termination of Executive’s employment as a result of Executive’s death or Disability, Executive (or, in the case of death, his beneficiary, heir or estate) shall be entitled to the compensation payable in accordance with Section 3.6(a). In addition, any unvested stock rights, stock options and other unvested incentives or awards previously granted to Executive by the Company shall be subject to the terms of the applicable plan(s) under which such rights, options, incentives or awards were granted pertaining to the consequences of a plan participant’s death or disability.

(c)Termination by the Company for Cause or by Executive without Good Reason. In the event of termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, neither Executive nor any beneficiary, heir or estate of Executive shall be entitled to any compensation other than the payments made or provided in accordance with Section 3.6(a). Executive shall immediately forfeit any right to or incentive compensation not yet paid or payable as of the date of termination, and all unvested stock rights, stock options and other such unvested incentives or awards previously granted to him by the Company, unless otherwise specifically provided in the applicable plan(s) under which such rights, options, incentives or awards were granted. Nothing in this Agreement shall be construed to limit the rights and remedies which may be available to the Company in the event of a termination of Executive’s employment by the Company for Cause.
(d)Termination by the Company without Cause, by Executive with Good Reason, or when a Triggering Event occurs following a Change in Control. In the event of a termination of Executive’s employment by the Company without Cause during the Term, by Executive with Good Reason, or when a Triggering Event occurs following a Change in Control, Executive shall receive the payments provided for in Section 3.6(a) and, in addition, the following:
(i)    Executive shall be entitled to receive continuation of his then-current Base Salary (at the rate in effect immediately prior to his termination) for a period of twelve months if a Triggering Event occurs following a Change in Control or if terminated without Cause or with Good Reason.
(ii)    All rights to exercise any outstanding award of stock options or stock appreciation rights with respect to the Company’s common stock, or shares of restricted stock, held by Executive at the date of termination shall be governed by the terms of the applicable plan under which such award was granted.
(iii)    During any period in which Executive is entitled to receive continuation of his Base Salary pursuant to 3.6(d)(i), Executive shall also be entitled, but not required, to continue his participation in such retirement and other benefit plans and programs of the Company generally available from time to time to employees of the Company in which Executive was enrolled and/or participating on the date of termination, to the extent, and under the terms and conditions, permitted by the applicable plan or program, and subject to any subsequent modifications or amendments to any such plan or program.

3.7 Conditions of Payment. Any payments or benefits made or provided in connection with the termination of Executive’s employment with the Company in accordance with Section 3.6 (other than payments made or provided in accordance with Section 3.6(a) or due to a termination of Executive’s employment due to his death) are subject to Executive’s:
(a)compliance with all applicable provisions of this Agreement, including the restrictive covenants identified in Section 5 of this Agreement;

(b)delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans prior to the scheduled date for which the applicable payment or benefit is to be made or provided; and
(c)delivery by Executive of an executed, concurrently-effective, General Release substantially in the form attached to this Agreement as Exhibit A, with such changes or additions as needed under then applicable law to give effect to its intent and purpose.

3.8 Mitigation. Executive shall be under no obligation to seek other employment following a termination of his employment with the Company or any subsidiary for any reason in order to receive the severance benefits described in Section 3.6.
3.9    Cooperation; Assistance. Following termination of Executive’s employment for any reason, Executive agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses (including reasonable attorney fees), with the Company or any subsidiary and its or their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved or about which he had knowledge during his employment with the Company or any subsidiary. Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or its or their counsel for conferences and interviews and, in general, providing the officers of the Company or any subsidiary and its or their counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive further agrees, upon termination of his employment for any reason, and if the CEO or Board requests, to assist his successor in the transition of his duties and responsibilities to such successor. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.
4.    Confidentiality.
4.1    Executive acknowledges and agrees that:
(a)    by reason of his employment with the Company and his service as an officer of the Company, Executive will have knowledge of all aspects of the Company’s operations and will be entrusted with and have access to confidential and secret proprietary business information and trade secrets of the Company, including but not limited to:
(i)information regarding the Company’s business priorities and strategic plans;
(ii)information regarding the Company’s personnel;
(iii)financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company);

(iv)secret and confidential plans for and information about new or existing services, and initiatives to address the Company’s competition;
(v)information regarding customer relationships; and
(vi)proprietary or confidential information of customers or clients for which the Company may owe an obligation not to disclose such information.
(all such information shall be collectively referred to as “Confidential Information”);
(b)the Company and its subsidiaries, affiliates and divisions will suffer substantial and irreparable damage that will not be compensable through money damages if Executive should divulge or make use of Confidential Information acquired by Executive in the course of his employment with the Company and service to the Board other than as may be required or appropriate in connection with Executive’s work as an employee of the Company; and
(c)the provisions of this Agreement are reasonable and necessary for the protection of Confidential Information, the business of the Company and its subsidiaries, affiliates and divisions, and the stability of their workforces.
4.2     Except as may be required or appropriate in connection with Executive’s work as an employee of the Company, Executive shall keep confidential all Confidential Information he learns of during his employment with the Company regarding the Company, its business, operations, systems, employees, customers, clients and prospective clients. In addition, Executive agrees that he will not disclose Confidential Information obtained from the Company or its officers, directors or management during his employment, including, but not limited to, information regarding, or statements by, the Company or its officers, directors or management, to anyone other than as required by law or in response to a lawful court order or subpoena.
4.3    Nothing in this Section 4 shall prohibit Executive from participating as a witness at the request of the Company or a third party in any investigation by the SEC or any other governmental agency charged with the investigation of any matters related to Executive’s employment with the Company, nor shall Executive be prohibited from testifying in response to a subpoena, court order or notice of deposition. Executive agrees to notify the Company’s General Counsel, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier) for any such subpoena, court order or notice of deposition issued by a court or investigating agency which seeks disclosure of any Confidential Information, or as much notice as feasible if the response deadline or appearance date is less than ten (10) days from the date of Executive’s receipt of any such subpoena, court order or notice of deposition. Executive further agrees to take any actions reasonably requested by the Company to allow the Company to protect the release of information regarding Executive’s employment from the Company in such court or agency proceeding.

4.4    Executive agrees that:

(a)he will not, at any time, remove from the Company’s premises any notebooks, software, data or other Confidential Information relating to the Company, except to the extent necessary or appropriate to perform his duties and responsibilities under the terms of this Agreement;
(b)upon the expiration or termination of this Agreement for any reason whatsoever, Executive shall promptly deliver to the Company any and all notebooks, software, data and documents and material, including all copies thereof, in his possession or under his control relating to any Confidential Information, or which is otherwise the property of the Company; and
(c)he will not use any Confidential Information for his own benefit or for the benefit of any new employer or any third person.
4.5    For purposes of this Section 4, the term “Company” shall mean and include the Company and any and all subsidiaries and affiliated entities of the Company in existence from time to time.
5.    Non-Competition and Non-Solicitation.
5.1    Executive acknowledges that, by virtue of Executive’s position with the Company, Executive will be exposed to and acquire significant Confidential Information about the Company and its existing and future plans and strategies. As a result, Executive acknowledges that the Company has a legitimate business interest supporting the restrictive covenants set forth in this Section 5.
5.2     During Executive’s employment with the Company and until the first anniversary of the date of termination of Executive’s employment with the Company for any reason, Executive shall not in any manner, directly or indirectly, within the United States (without the prior written consent of a duly authorized officer of the Company):
(a)act as a Competitive Enterprise or accept any engagement in any capacity that involves Executive performing management, consultation, advisory, sales, or other services of any kind with or for a Competitive Enterprise (as defined in Section 5.3 below), directly or indirectly;
(b)Solicit (as defined in Section 5.3 below) any Customer (as defined in Section 5.3 below) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its subsidiaries;
(c)transact business with any Customer that would cause Executive to be a Competitive Enterprise;
(d)interfere with or damage any relationship between the Company or any its subsidiaries with a Customer; or

(e)Solicit anyone who is then an employee of the Company or any of its subsidiaries (or who was an employee of the Company or any of its subsidiaries within the prior 12 months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any other business or enterprise.
5.3    For purposes of this Agreement:
“Competitive Enterprise” means any business enterprise that either (A) engages in a business that competes anywhere in the United States with any business in which any Related Company is then engaged; or (B) holds a greater than 5% equity, voting or profit participation interest in any enterprise that competes anywhere in the United States with any activity that any Related Company is then engaged in; provided, however, that if (i) a Related Company ceases to do, and exits, a particular type of business activity, then following such exit such Related Company will be deemed not to be “then engaged” in such business; or (ii) a Related Company was not engaged in a particular type of business activity (and was not contemplating such business activity), while Executive was employed by a Related Company, then for the purposes of this Agreement, such Related Company will be deemed not to be “then engaged” in such business.
“Related Company” shall mean Hooper Holmes, Inc. and any of its direct or indirect subsidiaries, including without limitation Provant Health Solutions, LLC, a Rhode Island limited liability company, or its successor by merger pursuant to the Merger Agreement, and any of their respective successors or assigns.
“Customer” means any customer or prospective or potential customer of the Company or any of its subsidiaries whose identity became known to Executive in connection with Executive’s relationship with or employment by the Company or any of its subsidiaries and who may be a customer within 12 months after the termination of this Agreement.
“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
6.Employee Inventions.
6.1    Definition. The term “Employee Invention” shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Executive, either solely or in conjunction with others, during the Term, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company or its affiliates, and any such item created by Executive, either solely or in conjunction with others, following termination of the Term, that is based upon or uses Confidential Information.

6.2     Ownership and Covenants. Each Employee Invention will belong exclusively to the Company. Executive acknowledges that all of the Company’s writing, works of authorship, specially commissioned works, and other Employee Inventions are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Executive hereby assigns to the Company all of Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. Executive covenants that he will promptly:
(a)    disclose to the Company in writing any Employee Invention;
(b)    assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;
(c)    execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;
(d)    sign all other papers necessary to carry out the above obligations; and
(e)    give testimony and render any other assistance, but without expense to the Executive, in support of the Company’s rights to any Employee Invention.
7.Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, 5, or 6 of this Agreement, the Company shall have the right and remedy (which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without posting a bond or proving irreparable injury, it being acknowledged by Executive that any such breach or threatened breach will or may cause irreparable injury to the Company and that money damages will or may not provide an adequate remedy to the Company.
8.Miscellaneous.
8.1    Benefit of Agreement, Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.2    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company, to the General Counsel of the Company at the Company’s then-current corporate headquarters, and

(b) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.
8.3.     Entire Agreement; Amendment. Except as specifically provided in this Agreement, this Agreement contains the entire agreement of the parties to this Agreement with respect to the terms and conditions of Executive’s employment during the Term, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to compensation due for services rendered under this Agreement. For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan, program or arrangement of the Company or its affiliates, the terms of this Agreement shall control. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties.
8.4 Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach.
8.5 Headings. The section headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.
8.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Kansas, without reference to the principles of conflicts of laws.
8.7 Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including, without limitation, Section 4, 5, and 6 of this Agreement.
8.8    Validity. The invalidity on unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.
8.9    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
8.10     Section 409A.
(a)Notwithstanding the due date of any post-employment payments, if at the time of the termination of Executive’s employment Section 409A is triggered and if Executive or Company would be subject to liability or other penalty for failure to comply with 409A, and if Executive is a “specified employee” (as defined in Section 409A), Executive will not be entitled to any payments upon termination of employment that are subject to Section 409A until the later of (i) the date that payments are scheduled to be made under this Agreement, or (ii) the earlier of (A) the first day of the seventh month following the date of termination of his employment with the Company for any reason other than death, or (B) the date of Executive’s death. The provisions of this paragraph will only apply if 409A is triggered, and will only apply if and to the extent required to avoid any “additional tax” under Section 409A either to Executive or Company. If 409A is triggered, the parties to this Agreement intend that the determination of Executive’s termination of employment shall be made in accordance with Treasury Reg. Section 1.409A-1(h) and that Executive will be paid as set forth in sec. 3.6 (d), to the extent consistent with law.
(b)If Section 409A is triggered and if Executive or Company would be subject to liability or other penalty for failure to comply with 409A, the Parties to this Agreement intend that this Agreement and Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 8.10 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A.

8.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement on the date indicated below. The Company represents that its execution of this Agreement has been authorized by the Compensation Committee of the Company’s Board of Directors.

Hooper Holmes, Inc. By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: Chief Executive Officer Date: May 11, 2017	/s/ Mark Clermont Mark Clermont Date: May 11, 2017

Exhibit A
General Release
1.    For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned executive (“Executive”), on his own behalf and on behalf of his family members, heirs, executors, administrators, personal representatives, distributees, devisees, legatees, and successors and assigns (collectively, the “Releasing Parties”), does hereby knowingly, voluntarily and unconditionally release, waive, acquit and fully discharge, and agree to hold harmless Hooper Holmes, Inc., a New York corporation (the “Company”) and all of its present and past subsidiaries and affiliates, and its and their officers, directors, shareholders, employee benefit plans, plan fiduciaries and trustees, insurers, employees, agents, representatives, successors and assigns (collectively referred to as the “Releasees”), from and against any cause of action, legal claim, suit, right, liability or demand of any kind or nature, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity (each such action, claim, suit, right, liability or demand being hereinafter individually referred to as a “Claim” and collectively as “Claims”) that Executive may now or hereafter have against the Releasees, or any one or group of them, including, but not limited to:
(a)any and all Claims in connection with
(i)any and all agreements between the Company and Executive, including but not limited to the Employment Agreement, dated effective as of May 11, 2017, by and between the Company and Executive (the “Employment Agreement”);
(ii)Executive’s employment relationship with the Company,
(iii)the terms and conditions of such employment relationship (including compensation and benefits),
(iv)Executive’s service as an officer of the Company (except for indemnification in accordance with the Company’s certificate of incorporation, bylaws or any director or officer indemnity agreement between Executive and the Company), or
(v)the termination of such employment relationship and the circumstances surrounding such termination; and
(b)    any and all Claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any federal or state law; and
(c)     any and all Claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander;

negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits.
Without limiting the generality of the foregoing, Executive specifically releases, acquits, discharges, waives and agrees to hold Releasees harmless from and against any and all claims arising under:

(A)	the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A;

(B)	Section 1981 of the Civil Rights Act of 1866, as amended, 42 U.S.C. §§1981;

(C)	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et seq. (the “Civil Rights Act”);

(D)	the Americans with Disabilities Act of 1990, 43 U.S.C. §12101 et seq. (the “Americans with Disabilities Act”);

(E)	the Equal Pay Act of 1993;

(F)	the Fair Labor Standards Act, except as prohibited by law;

(G)	the Older Workers Benefit Protection Act of 1990 (the “OWBPA”);

(H)	the Age Discrimination in Employment Act of 1967, 29 U.S.C. §626 et seq. (the “ADEA”);

(I)	the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. (the “Family and Medical Leave Act”), except as prohibited by law;

(J)	the Worker Adjustment and Retraining Notification Act, as amended;

(K)	Executive Order 11,141 (age discrimination);

(L)	Executive Order 11,246 (race, color, religion, sex and national origin discrimination);

(M)	the National Labor Relation Act;

(N)	the Occupational Safety and Health Act, as amended;

(O)	the Immigration Reform and Control Act, as amended;

(P)	the Vietnam Era Veterans Readjustment Assistance Act;

(Q)	Sections 503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation);

(R)	the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (other than such rights as are mandated or vested by law);

(S)	the Kansas Act Against Discrimination, K.S.A., 44-1001 et seq.;

(T)	the Kansas Age Discrimination in Employment Act, K.S.A. 44-1111 et seq.;

(U)	Kansas Wage Payment Act, K.S.A. 44-313 et seq. and K.S.A. 44-12-01 et seq.;

(V)
any other federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule.

This General Release shall not waive or release any Claims that Executive may have which arise after the date of this General Release or that arise under or are explicitly preserved by the Employment Agreement and shall not waive any Claims for benefits required by applicable law (including post-termination health-continuation insurance benefits required by state or federal law) or Claims which cannot be waived or released under the terms of any federal law or the laws of the state(s) governing Executive’s employment with the Company. This General Release shall also not waive or release any Claims that Executive may have for a defense, contribution, or indemnification for any claim brought by any third party arising out of the scope of his employment.
2.Executive agrees not to sue concerning, or in any manner to institute, prosecute or pursue any Claim in respect of any of the matters covered by Section 1 of this General Release in any court of the United States or in any state, or with any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company or any of the Releasees.
3.This General Release is not intended to and does not interfere with the right of the Equal Employment Opportunity Commission (“EEOC”) to enforce anti-discrimination laws or to seek relief that will benefit the public and any victim of unlawful employment practices who has not waived his or her claims. The Company acknowledges and agrees that Executive is not prevented from filing a charge with, or testifying, assisting, or participating in any proceeding brought by the EEOC concerning an alleged discriminatory practice of the Company. Executive, on behalf of himself and any and all other Releasing Parties, hereby waives all rights to any benefits, including, but not limited to, monetary recovery and reinstatement, derived from any actions, suits or proceedings brought on behalf of Executive or any of the other Releasing Parties, including any action, suit or proceeding brought by the EEOC or anyone else. Executive, on behalf of himself and any and all other Releasing Parties, also agrees not to initiate or become a party to or otherwise participate or support any current or former employee(s) in any action, suit or proceeding brought by such employee(s). If Executive or any other Releasing Party files any action, suit or proceeding with respect to any Claim released by Executive under the terms of this Agreement, Executive agrees to indemnify the Company against any damages or judgments arising from any such action, suit or proceeding.
4.Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with the Company and agrees that any application for reemployment may be rejected without explanation or liability.
5.In further consideration of the promises made by the Company in Section 3 of the Employment Agreement, Executive specifically waives and releases the Company, to the extent set forth in Section 1 of this General Release, from all Claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:
(a)Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the OWBPA.
(b)Executive understands the terms of this General Release.
(c)The consideration offered by the Company under Section 3 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the General Release.
(d)The Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release.
(e)The Company is giving Executive a period of twenty-one (21) days within which to consider this General Release.
(f)Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective.
(g)This General Release and all payments and benefits otherwise payable under Section 3 of the Employment Agreement (other than payments and benefits made or provided in accordance with Section 3.6(a)) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke within the 7-day period, this General Release shall then become effective and enforceable.

6.This General Release does not waive any rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 above does not apply to claims under the ADEA that challenge the validity of this General Release.
7.To revoke this General Release, Executive must send a written statement of revocation to:
Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, Kansas 66062
Attn: General Counsel
The revocation must be received by no later than 5:00 p.m. on the seventh day following Executive’s execution and delivery of this General Release. If Executive does not revoke, the eighth day following Executive’s execution and delivery of this General Release will be the effective date of this General Release.
8.Executive acknowledges and agrees that this General Release is not intended by Executive or the Company to be construed, and will not be construed, as an admission by the Company of any liability or violation of any law, statute, ordinance, regulation or legal duty of any nature whatsoever.

9.This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Kansas, except for the application of pre-emptive federal law.
Please read this General Release carefully. It contains a release of all known and unknown claims.
Date:                            /s/ Mark Clermont
Mark Clermont